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                                                                  Exhibit (d)(2)

PROSPECTUS

                          WYNDHAM INTERNATIONAL, INC.
                             ___________________

                    SECOND AMENDMENT AND RESTATEMENT OF THE
                          WYNDHAM INTERNATIONAL, INC.
                              1997 INCENTIVE PLAN
                             ___________________


     This prospectus relates to shares of class A common stock, par value $.01 per share ("Common Stock"), of Wyndham International, Inc., a Delaware corporation (the "Company"), offered to officers, employees, directors and other key persons (including consultants) of the Company and its affiliates pursuant to options and other awards granted under the Second Amendment and Restatement of the Company's 1997 Incentive Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.

     THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company's executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, and its telephone number at that location is (214) 863-1000.



               The date of this prospectus is November 19, 2001.
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     This prospectus contains information concerning the Company and the Plan but does not contain all of the information set forth in the Registration Statements on Form S-8 for the Plan, as amended and supplemented from time to time (the "Registration Statements"), which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statements, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C.

     The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person,
(i) a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees or holders of rights under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Stockholders, proxy statement and other communications distributed to its stockholders generally. Requests for such copies and requests for additional information about the Plan and its administrator should be directed to Dixie Sweeney at Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207. The telephone number at that location is (214) 863-1000.

     Except for written information provided by the administrator of the Plan, the Company has not authorized any information or representations, other than those contained in this prospectus, to be given or made in connection with the Plan. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

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                        QUESTIONS AND ANSWERS ABOUT THE
                    SECOND AMENDMENT AND RESTATEMENT OF THE
                          WYNDHAM INTERNATIONAL, INC.
                              1997 INCENTIVE PLAN

What is the Plan?

     The Plan was adopted and approved to encourage and enable the officers, employees, directors and other key persons (including consultants) of the Company and its affiliates (collectively, the "Participants"), upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company.

     The Plan permits the granting of nonqualified stock options (the "Options"), which are options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan also permits the granting of other awards (collectively, the "Awards"), including share awards ("Share Awards"), deferred unit awards ("Deferred Unit Awards"), dividend equivalent rights ("Dividend Equivalent Rights") and restricted unit awards ("Restricted Unit Awards").

     The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

How Many Shares of Common Stock are Reserved for Issuance Under the Plan?

     The number of shares of the Company's class A common stock, par value $0.01 per share ("Common Stock"), available for issuance pursuant to the Options and Awards granted under the Plan is equal to ten percent of the outstanding shares of Common Stock determined on a fully diluted basis. For purposes of the Plan, "fully diluted basis" means the assumed conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, the assumed exercise of all of the Options and Awards and the assumed conversion of all units of partnership interest in Patriot American Hospitality Partnership, L.P. and Wyndham International Operating Partnership, L.P. that are subject to redemption.

     The maximum number of shares of Common Stock with respect to which Options and Awards may be granted to any person under the Plan in any calendar year is 1,500,000 shares of Common Stock and the maximum number of shares of Common Stock (subject to adjustment in the event of a stock split, stock dividend or certain other changes in capitalization) for which Awards may be granted under the Plan may not exceed 40 percent of the shares of Common Stock issuable under the Plan.

Who Administers the Plan?

     The Plan is administered by the Company's Compensation Committee (the "Committee"). All members of the Committee must be "non-employee directors" as that term is defined under the
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rules promulgated by the Commission and "outside directors" as defined in
Section 162(m) of the Code and the regulations promulgated thereunder.

     The Committee has the full power to select, from among the persons eligible for Options and Awards, the individuals to whom Options and Awards will be granted, to grant any combination of Options and Awards to the Participants, and to determine the specific terms of each Option and Award, subject to the provisions of the Plan. Such terms may include conditions (in addition to those contained in the Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of any Award. The Committee may, in connection with the death, disability or other termination of employment of a Participant or a change in control of the Company, accelerate the time at which any Option may be exercised or the time at which a Restricted Unit Award may become transferable or nonforfeitable. In addition, the Committee shall have complete authority to interpret all provisions of the Plan; to prescribe the form of agreements; to adopt, amend, or rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. Any decision made, or action taken, by the Committee or in connection with the administration of the Plan shall be final and conclusive.

     Persons eligible to participate in the Plan are generally those employees and consultants of the Company and its affiliates whose efforts contribute to the performance or success of the Company and its affiliates, as selected from time to time by the Committee. Non-employee directors of the Company are also eligible for Options and Awards under the Plan. Each Option and Award granted under the Plan will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee approves.

Who is Eligible to Participate in the Plan?

     Officers, employees, directors and other key persons (including consultants) of the Company and its affiliates are eligible to receive Options and Awards under the Plan. The Committee has the power to determine those individuals to whom Options and Awards shall be granted and the terms and conditions of such Options and Awards.

Who Selects the Individuals Who Receive Grants?

     The Committee selects the individuals who receive Options and Awards under the Plan, and, subject to the provisions of the Plan, determines the terms of each Option and Award and the number of shares of Common Stock underlying each Option and Award.

What Kinds of Grants are Permitted Under the Plan?

     The Plan permits grants of nonqualified stock options, deferred unit awards, dividend equivalent rights and restricted unit awards. Each of these grants is described below. The "Tax Information" section contained in this prospectus summarizes the tax treatment of these grants.

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What is a Stock Option?

     A stock option is a right to receive shares of Common Stock upon the satisfaction of certain vesting and other criteria and the payment of the exercise price. The Options granted under the Plan must be nonqualified stock options, which are options that do not qualify for preferred tax treatment as incentive stock options under Section 422 of the Code.

     The exercise price of each Option will be determined by the Committee, but may not be less than 100 percent of the fair market value of the shares of Common Stock on the date of grant. The exercise price may not be reduced after the date of grant, except in the case of a stock split, a stock dividend or certain other changes in capitalization or events that, in the judgment of the Committee, necessitates such action. The foregoing does not prohibit the Committee from authorizing the exchange of outstanding Options for new Options for fewer shares at a reduced exercise price so long as the exchange is made on a comparable value basis (as determined under a generally recognizable option pricing model).

     The term of each Option will be fixed by the Committee and may not exceed ten years from the date of grant. The Committee will determine at what time or times each Option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which Options may be exercised. The Options may be made exercisable in installments, and the exercisability of the Options may be accelerated by the Committee in connection with the death, disability or other termination of a Participant.

     Upon exercise of an Option, the exercise price must be paid in full either in cash or in the form of a cash equivalent acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock already owned by the Participant or by means of a promissory note. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the Participant.

     The Committee, in its discretion, may grant Options to independent directors of the Company and such grants may vary among such individual independent directors.

What are the Terms Generally Applicable to Other Awards Available Under the
Plan?

     Share Awards. The Committee may grant Share Awards consisting of shares of Common Stock awarded to a Participant as incentive compensation or in lieu of current cash compensation. Such Share Awards are free of any vesting restrictions.

     Restricted Unit Awards. The Committee may also grant Restricted Unit Awards to eligible Participants subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions, which will be specified in the agreement relating to such Restricted Unit Award, may include the satisfaction of a vesting restriction period or the achievement of certain performance objectives or continued employment with the Company through a specified restricted period. These performance objectives may include, among others, return on equity, funds from

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operations, cash available for distribution, earnings per share, return on assets or capital, or increase in fair market value of shares of Common Stock. The Restricted Units have no voting rights. The purchase price, if any, of Restricted Unit Awards will be determined by the Committee. If the performance objectives and other restrictions are not attained, the Participants may forfeit their Restricted Unit Awards. If the restrictions are attained, the Participants will be entitled to receive shares of Common Stock. The recipient of Restricted Unit Awards will not have rights as a stockholder until the Restricted Unit Awards are earned and settled by the issuance of shares of Common Stock.

     Deferred Unit Awards. Subject to the approval of the Committee, an eligible Participant may, pursuant to an advance written election, receive all or a portion of his or her compensation in Deferred Unit Awards. These Deferred Unit Awards would have the same fair market value as shares of Common Stock on the date immediately prior to the date the compensation would otherwise be paid. The terms and conditions of the deferral are as agreed upon by the Participant and the Committee and set forth in an agreement. Deferred Unit Awards are settled in one or more installments of shares of Common Stock and the cash equivalent of any fractional share. The recipient of Deferred Unit Awards will not have rights as a stockholder until the Deferred Units are settled by the issuance of shares of Common Stock.

     Dividend Equivalent Rights. The Committee may grant Dividend Equivalent Rights, which entitle the Participant to receive credits for cash dividends that would have been paid if the Participant had held specified shares of Common Stock. Dividend Equivalent Rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the Plan may be paid currently or may be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash, shares of Common Stock, or a combination thereof, in a single installment or installments, as specified in the award. The Participant will not have any rights as a stockholder until the Dividend Equivalent Rights are earned and settled by the issuance of shares of Common Stock.

What Terms Apply to All Awards Under the Plan?

     Written Agreements. All Options and Awards granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom the Option or other Award is granted.

     Adjustments Upon Change in Shares of Common Stock. The Committee will make appropriate adjustments to outstanding Options and Awards to reflect stock dividends, stock splits and similar events or if there occurs any event that, in the judgment of the Committee, necessitates such action. In the event of a merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity, or in the event of liquidation of the Company, the board of directors of the Company, or the board of directors of any corporation assuming the

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obligations of the Company may, in its discretion, take any one or more of the following actions as to the outstanding Options and Awards: (i) provide that such Options and Awards shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) or (ii) upon written notice to the Participants, provide that all of the Options and Awards will terminate immediately prior to the consummation of such transaction. If the Options and Awards are terminated, all of the Awards shall be fully settled in cash or in kind at such appropriate consideration as determined by the Committee in its sole discretion after taking into account the consideration payable per share of Common Stock pursuant to the business combination (the "Merger Price") and all Options shall be fully settled, in cash or in kind, in an amount equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and
(B) the aggregate exercise price of all such outstanding options; provided, however, that each Participant shall be permitted, within a specified period determined by the Committee prior to the consummation of the transaction, to exercise all outstanding Options, including those that are not then exercisable, subject to the consummation of the transaction.

     Nontransferable. The Options and Awards are nontransferable except by will or by the laws of descent and distribution. An agreement may provide that an Option may be transferred to certain family members of the Participant or to a trust for the benefit of such family members, provided the Participant does not receive any consideration for the transfer.

     Amendments and Termination. The board of directors of the Company may amend or terminate the Plan from time to time. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the Plan shall be subject to approval by the stockholders if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants, or (iii) the amendment materially increases the benefits that may be provided under the Plan.

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                                TAX INFORMATION

     The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on current federal securities and income tax laws. This summary is not intended to be exhaustive and does not discuss the tax consequences of a Participant's death or the provision of any income tax laws of any municipality, state or foreign country in which a Participant may reside. Each Participant is urged to consult his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the Plan.

     Options. No taxable income would generally be realized by a Participant upon the grant of an Option. Upon the exercise of the Option, ordinary income is realized by the Participant in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and the Company receives a tax deduction for the same amount. Upon subsequent disposition of the shares of Common Stock, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the Option is paid by tendering shares of Common Stock.

     Share Awards. A Participant who receives a Share Award will generally realize ordinary taxable income at the time of the receipt of the shares of Common Stock subject to the award in an amount equal to the fair market value of the shares. The Company will be entitled to a corresponding tax deduction at such time, subject to the discussion of Code Section 162(m) below.

     Restricted Unit Awards. A Participant who receives a Restricted Unit Award under the Plan will generally not realize ordinary taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time. The Participant will normally realize ordinary taxable income at the time or times the Restricted Unit Award is settled by the issuance to the Participant of shares of Common Stock in an amount equal to the fair market value of the shares. The Company will be entitled to a corresponding tax deduction at the time of such settlement, subject to the discussion of Code Section 162(m) below.

     Deferred Unit Awards. In general, a Participant who receives a Deferred Unit Award under the Plan will not realize ordinary taxable income at the time of the grant of the award, but will, assuming an agreement setting forth the terms and conditions of the deferral has been timely entered into, realize ordinary income at the time or times that the award is settled by the payment to the Participant of shares of Common Stock and the cash equivalent of any fractional share. At the time of such settlement, the Company will be entitled to a corresponding tax deduction, subject to the discussion of Code Section 162(m) below.

     Dividend Equivalent Rights. A Participant in the Plan who receives an award of Dividend Equivalent Rights will generally only realize ordinary taxable income at the time or times the Participant receives a settlement of such rights payable in cash or shares of Common Stock or both. At such time the Company will be entitled to a corresponding tax deduction, subject to the discussion of Code
Section 162(m) below.

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     Additional Considerations Applicable to Reporting Persons. In certain circumstances, the date upon which a Reporting Person incurs tax liability with respect to grants under the Plan may be deferred unless the Reporting Person files an election with the Internal Revenue Service under Section 83(b) of the Code. All Reporting Persons are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or rights under the Plan and the advisability of filing an election under Section 83(b) of the Code.

     Section 162(m). Section 162(m) of the Code generally provides that a publicly-held corporation will not be allowed a deduction for employee compensation paid for the taxable year to its chief executive officer or to its four highest compensated officers other than the chief executive officer (each, an "Applicable Employee") to the extent that such compensation with respect to any such Applicable Employee exceeds $1,000,000. Any compensation that qualifies as "performance-based compensation" is not subject to this deduction limitation. The Company believes that all Options awarded pursuant to the Plan will qualify as performance-based compensation, and the compensation attributable to such awards will not, in the taxable year of exercise, be considered part of any non-performance-based compensation that is subject to the $1,000,000 deduction limitation. Restricted Unit Awards and any awards of Dividend Equivalent Rights will qualify as performance-based compensation only to the extent to such awards are made subject to vesting restrictions that are conditioned on the attainment of Company performance goals or objectives that are described in the Plan or each award agreement. However, Share Awards and any other award made under the Plan that is not subject to vesting or other restrictions that require the attainment of a Company performance goal that is generically described in the Plan will not qualify as performance-based compensation, and amounts of compensation attributable to such awards will be added, in the year otherwise deductible, to all other components of compensation that are subject to the deduction limitation. The classification of a Deferred Unit Award as performance-based compensation will depend upon whether the cash compensation being deferred pursuant to the award qualified as performance-based compensation.

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                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and information previously filed by the Company with the Commission are hereby incorporated by reference:

     . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 27, 2001 and as amended on April 30, 2001;

     . Quarterly Report for the quarter ended March 31, 2001, as filed with the SEC on May 14, 2001 and as amended on June 15, 2001;

     . Quarterly Report for the quarter ended June 30, 2001, as filed with the SEC on August 13, 2001;

     . Quarterly Report for the quarter ended September 30, 2001, as filed with the SEC on November 13, 2001;

     .  Current Report on Form 8-K filed with the SEC on October 3, 2001;

     . Registration Statement on Form 8-A/A, dated August 11, 1999, which contains a description of the Company's class A common stock; and

     . Registration Statement on Form 8-A/A, dated August 11, 1999 and as amended on May 30, 2000, which contains a description of the Company's series C junior preferred stock purchase rights.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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